Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is between Edgewater Technology, Inc. (together with its subsidiaries, the “Company”) and Robin Ranzal-Knowles (“Executive”). The Company and Executive are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

A. The Company has employed Executive as President of its wholly-owned subsidiary, Edgewater Technology – Ranzal, LLC;

B. On August 23, 2017, the Company notified Executive that her employment with Company was terminated effective immediately on August 23, 2017; and

C. The Executive and the Company wish to amicably resolve any disputes between them by providing for certain consideration to Executive and for Executive providing her waiver, release, and discharge of any and all claims Executive may have against the Company.

Based on the Recitals above and in consideration of and in reliance upon the representations and promises in this Agreement, Executive and Company agree as follows:

1.	Termination of Employment.

a. Executive employment with the Company ended effective August 23, 2017 (“Termination Date). Effective on the Termination Date, Executive status as an officer or director of the Company and any of its subsidiaries will end.

b. The Company will pay Executive her regular base salary through August 23, 2017 and will also pay Executive for accrued but unused vacation time as of the Termination Date. Executive acknowledges and agrees that she has received all wages, compensation, benefits and other payments to which she is entitled as an employee of the Company. Executive’s rights under the Edgewater Technology, Inc. 2012 Omnibus Incentive Plan and any qualified retirement plans shall continue to be as provided in the relevant plan documents.

2.	Consideration. In consideration of the promises in this Agreement, the Company will pay Executive severance pay and benefits as follows:

a. Severance Pay. The Company will pay Executive severance pay equal to six (6) months of Executive’s regular base salary, which is the total amount of Two Hundred Twelve Thousand Five Hundred Dollars and 00/100 ($212,500.00), less withholdings as required by law. The severance payments will be paid on the Company’s regular payroll dates over a six (6) month period and will begin after Executive has returned a signed copy of this Agreement and the revocation period described in Section 15 hereof has expired without Executive’s revocation of the Agreement.

b. Payment of COBRA Continuation Coverage. As additional consideration, if Executive signs this Agreement, does not revoke it, and timely elects COBRA continuation coverage for medical, dental and vision insurance coverage, the Company will pay the monthly cost of Executive’s medical, dental, and vision COBRA premiums for the current level of such coverage for a period of twelve (12)

months, which is from August 24, , 2017 through August 23, 2018. Executive may elect COBRA continuation coverage even if she does not sign this Agreement, but the monthly premiums will be solely at Executive’s own expense beginning August 24, 2017.

c. Bonus Payment. The Company will pay Executive an amount equal to 50% of the annual bonus payment paid by the Company to Executive in the preceding bonus year, which is the amount of Eighty-Five Thousand Seven Hundred Eleven Dollars and 00/100 ($85,711.00), less withholdings as required by law. This payment will be made in a single lump sum within ten (10) business days after Executive has returned a signed copy of this Agreement and the revocation period described in Section 15 hereof has expired without Executive’s revocation of the Agreement.

d. Unvested Options and Restricted Stock Units. The parties hereto acknowledge and agree that Executive was granted (i) 25,000 Non-qualified Stock Options (the “Executive Options”) under the Edgewater Technology, Inc. 2000 Employee Stock Option Plan (the “2000 Plan”) pursuant to a Non-qualified Stock Option Award Agreement (the “Option Award Agreement”), 8,333 of which are unvested as of the date hereof (the “Unvested Options”) and (ii) 12,500 shares of Restricted Stock (the “Executive Restricted Stock”) under the Edgewater Technology, Inc. 2012 Omnibus Incentive Plan (the “2012 Plan”) pursuant to a Restricted Stock Award Agreement (the “Restricted Stock Aware Agreement”), 4,167 of which are unvested as of the date hereof (the “Unvested Restricted Stock”). Subject to Executive having returned a signed copy of this Agreement and the revocation period described in Section 15 hereof having expired without Executive’s revocation of the Agreement, all Unvested Options and Unvested Restricted Stock shall immediately become fully vested effective as of the Termination Date. Executive hereby acknowledges and agrees that the Executive Options and Executive Restricted Stock shall remain subject to all of the terms, covenants and conditions set forth in the respective Plans, the Option Award Agreement and the Restricted Stock Award Agreement, respectively, including, without limitation, the post-termination exercise periods set forth therein and all restrictive covenant provisions set forth, referenced or incorporated in the respective Plans, the Option Award Agreement, and/or the Restricted Stock Award. Except for the Executive Options and Executive Restricted Stock, Executive hereby acknowledges and agrees that Executive has no rights with respect to any compensatory equity award or other stock or equity ownership interest in the Company or its Affiliates. Capitalized terms used in this subparagraph but not otherwise defined shall have the meanings ascribed thereto in the respective Plans.

e. Additional Consideration. The Company will pay Executive a single lump sum payment in the amount of Two Hundred Fifty Thousand Dollars and 00/100 ($250,000.00), less withholdings as required by law. This payment will be made in a single lump sum within ten (10) business days after Executive has returned a signed copy of this Agreement and the revocation period described in Section 15 below has expired without Executive’s revocation of the Agreement.

f. Consideration in Exchange for Executive’s Promises. The consideration set forth in this Section 2 is not otherwise due or owing to Executive. The Company will provide that consideration to Executive in exchange for Executive’s promises in this Agreement. This Agreement will not be effective and Executive will not receive the consideration until Executive signs this Agreement, returns it to the Company, and does not revoke the Agreement during the period described in Section 15 hereof.

3.	Release.

a. General Release. In return for the consideration provided in this Agreement, Executive waives, releases, and forever discharges the Edgewater Technology, Inc., its subsidiaries, and its and their current and former directors, officers, stockholders, employees, insurers, agents, attorneys, related and affiliated entities, predecessors, successors and assigns and all persons acting by, through, under or in concert with any of them (hereinafter individually and generically termed a “Released Party” and collectively termed the “Released Parties”) jointly and severally, from any and all claims and any and all causes of action, demands for arbitration, damages, attorney fees, and any other liabilities or claims of any kind, whether in law or in equity, known or unknown, that Executive has, may have, or may have had against the Released Parties. Executive’s releases include without limitation, those which arise out of any rights of Executive as an employee, director or officer of the Company, any federal or state statutes or regulations, and under the common law.

Executive’s release further includes, without limitation: (i) any claim of discrimination on any basis, including race, color, national origin, age, religion, sex, disability, or sexual orientation arising under any federal, state, or local statute, ordinance, order or law, through the effective date of this Agreement; (ii) any claim under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and any applicable federal, state or local civil rights statute, ordinance or common law, through the effective date of this Agreement; (iii) any claim that the Company or any other Released Party, jointly or severally, breached any contract or promise, express or implied, written or oral, or any term or condition of Executive’s employment with the Company or any term or condition of Executive’s status as a holder of stock in the Company; (iv) any claim for, or on the basis of, retaliation, violation of public policy, whistleblower status, invasion of privacy, or defamation arising out of Executive’s employment with the Company or Executive’s status as an officer, director or a stockholder of the Company, as applicable; (v) any other statutory or common law claims arising out of Executive’s employment with the Company; (vi) any claim for wages, additional compensation, vacation pay, sick days, commissions, bonuses, severance, equity interests, or other payments of any kind under any policy, plan, or practice; and (vii) any claim for attorneys’ fees, costs, or disbursements. This release will remain effective in all respects if Executive discovers facts that are different from or in addition to those that Executive knows or believes to be true as of the date when this Agreement becomes effective.

Executive and the Company intend that these waivers, releases, and discharges will constitute a general release, will fully extinguish any and all claims, and will preclude any lawsuits, demands for arbitration, or any other legal claims of any nature and in any forum by Executive against the Released Parties about anything that occurred on or before the date of this Agreement. This Agreement does not preclude the filing of a federal or state agency civil rights’ charges, but does include a release of Executive’s right to file a lawsuit or to seek or receive individual remedies or damages in any state agency or federal-filed court action. The only claims and causes of action that Executive is not waiving, releasing, and discharging are for (i) the consideration that Executive will receive under Section 2 hereof if this Agreement is signed and not revoked; (ii) any vested benefits to which Executive may be entitled under the Company’s applicable written plans; and (iii) any claims and causes of action that, as a matter of law, cannot be waived, released, and discharged.

b. No Pending or Future Lawsuits. Executive represents that there are no lawsuits, claims or actions pending in Executive’s name, or brought by Executive on behalf of any other person or entity, against any of the Released Parties. Executive also represents that Executive does not intend to bring any claims on her own behalf, or on behalf of any other person or entity, against any of the Released Parties.

c. Future Affiliation. Executive agrees that, as a condition of receiving the consideration, Executive will not apply for or seek employment, engagement or reinstatement with the Company and/or its successors or assigns at any point in the future, and expressly and forever releases and discharges these entities from any obligation to employ or engage Executive in any capacity. If Executive does seek to become affiliated or employed with any such entity, this Agreement constitutes just and proper cause to deny Executive such affiliation or employment or to immediately terminate such work or employment. This provision may be waived in writing by the Company and/or its successors or assigns.

d. Accord and Satisfaction. The consideration set forth in this Agreement is in full accord and satisfaction of any and all claims and causes of action that Executive has, may have, or may have had against Released Parties and any and all claims arising in the course of or out of Executive’s employment with the Company and the end of Executive’s employment with the Company.

4.       Non-Disparagement. From the date of receiving this Agreement forward, Executive shall not in any way, to any person or entity or by any means, disparage, verbally or in writing, the Company, its management, employees, and professional services. The obligations in this Section are material to this Agreement. Members of the Company’s Board of Directors agree that they will not disparage Executive. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). A statement shall be deemed disparaging if it adversely affects the regard or esteem in which such Party is held by the business community.

5.       Non-Disclosure. Executive will not disclose the terms of this Agreement to any third party, except as required by law, to Executive’s immediate family members, and as necessary for the purpose of receiving counsel from Executive’s attorneys and/or financial advisers. Executive’s professional advisors and immediate family members will have the same responsibility as Executive to maintain the confidentiality of the terms of this Agreement.

6.       Cooperation. Executive agrees to cooperate with the Company and its counsel in connection with any investigation, administrative proceeding of litigation related to any matter that occurred during Executive’s employment in which Executive was involved or has knowledge of. The obligation under this Section shall exist regardless of whether or not the Company is named as a party or as a subject or target of any action, proceeding, investigation, arbitration, or litigation. Executive will perform all acts and execute and deliver all documents that may be reasonably necessary to fulfill the obligations under this Section. The Company will promptly reimburse Executive for any reasonable out-of-pocket and travel expenses incurred by Executive in connection with fulfillment of the obligations under this Section, provided that such expenses have been approved by the Company, in writing, prior to Executive incurring the expense.

7.	Confidentiality.

a. During the course of Executive’s employment, Executive had access to information of the Company that is considered Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company (or any of their respective predecessors, successors or permitted assigns), including, without limitation, any such information relating to or concerning a sale event, finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, prospective customers, suppliers, vendors, partners and/or competitors.

b. Executive agrees that Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, any Confidential Information. The restrictions on the disclosure of Confidential Information set forth in this Section shall apply following termination of employment and for the five year period thereafter; provided to the extent that such information is a “trade secret” as that term is defined under a state or federal law, this subparagraph is not intended to, and does not, limit the Company’s rights or remedies thereunder, and the time period for prohibition on disclosure or use of such information is until such information becomes generally known to the public through the act of one who has the right to disclose such information without violating any legal right or privilege of the Company.

c. Nothing in this Agreement shall prohibit or impede Executive from communicating, cooperating or filing a complaint with any federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company without prior written consent of the Company’s Chief Executive Officer or other officer designated by the Company.

8.       Restrictive Covenants. Executive agrees that to preserve the confidentiality of the Confidential Information, to prevent the theft or misuse of the Confidential Information, to protect the Company’s relationships with both its potential and existing customers, to protect the Company’s goodwill, and to protect the Company from improper or unfair competition, Executive will not, directly or indirectly:

a. Non-Competition. For a period of eighteen (18) months following the termination of Executive’s employment, for any reason, whether such termination is voluntary or involuntary, participate in the ownership or control of, act as an employee, agent, or contractor of, or provide any services to, or for, any business that is engaged in the Restricted Business within the United States. The “Restricted Business” shall mean the business of selling, marketing or providing business or information technology consulting services which are competitive with the services provided by the Company. Notwithstanding anything to the contrary contained in this Agreement, the Company agrees that Executive may own up to 2% of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934.

b. Non-Solicitation of Employees. For a period of eighteen (18) months following the termination of Executive’s employment, for any reason, whether such termination is voluntary or involuntary, solicit, divert, or attempt to solicit or divert, from the Company any employee or any person providing services to, or on behalf of, the Company, or influence any such person to no longer serve as an employee or provide services to, or for, the Company.

c. Non-Solicitation of Customers or Potential Customers. For a period of eighteen (18) months following the termination of Executive’s employment, for any reason, whether such termination is voluntary or involuntary, solicit, divert, or attempt to solicit or divert from the Company, any work or business related to the business of the Company, or otherwise related to any activity that is competitive with the Company, from any customer or potential customer of the Company for either the Executive or any other entity that may employ, engage or associate with the Executive in any fashion. Executive shall, no later than the date of termination with the Company, whether voluntary or involuntary, inform the Company of any known prospective business opportunities.

d. Non-Work with Customers or Potential Customers. For a period of eighteen (18) months following the termination of Executive’s employment, for any reason, whether such termination is voluntary or involuntary, manage, operate, be connected with, employed by, sell goods to, or perform services for, or on behalf of, in any manner, any customer or potential customer, of the Company either on Executive’s behalf or on behalf of any other entity that may employ, engage or associate with the Executive in any fashion.

e. Non-Interference with Vendors. For a period of eighteen (18) months following the termination of Executive’s employment, for any reason, whether such termination is voluntary or involuntary, interfere, or seek to interfere, with the continuance of supplies or services to the Company (or the terms relating to such supplies or services) from any vendors which supplied goods or services to the Company.

9.       Inventions. Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments or works of authorship (“Inventions”) and all underlying rights therein in all forms of media now known or later devised, whether or not patentable or copyrightable, (a) that relate to Executive’s work with the Company, made or conceived by Executive, solely or jointly with others, during the period of Executive’s employment and service with the Company, or (b) suggested by any work that Executive performed in connection with the Company, either while performing Executive’s duties with the Company or on Executive’s own time, shall belong exclusively to the Company (or its designee), whether or not patent or copyright applications are filed thereon. Executive hereby irrevocably conveys, transfers and assigns to the Company the Inventions and all patents and copyrights (and all renewals, revivals and extensions thereof) that may issue thereon in any and all countries, whether during or subsequent to the period of Executive’s employment and service with the Company, together with the right to file, in Executive’s name or in the name of the Company (or its designee), applications for patents, copyrights, and equivalent rights (the “Applications”). The Inventions shall also be deemed Works for Hire, as that term is defined under the copyright laws of the United States, on behalf of the Company. Executive will, at any time during and subsequent to the period of Executive’s employment and service with the Company, and at the Company’s expense, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be reasonably requested from time to time by the Company with respect to the Inventions. Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to Executive from the Company. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing. In addition, Executive hereby waives any so-called “moral rights” with respect to the Inventions. The provisions of this Section shall not apply to an Invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless (i) the Invention relates (A) to the business of the Company, or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) the Invention results from any work performed by Executive for the Company.

10.       Return of Property. Executive shall immediately return (and as applicable disclose) all Confidential Information, material, equipment, or other property belonging to the Company including, but not limited to, any Company provided laptops, computers, cell phones, wireless electronic mail devices, access codes, passwords, or other equipment, information, documents and property belonging to the Company. Executive further agrees that Executive will not take any actions to download, delete, remove, wipe, transmit from the premise, or otherwise destroy any information stored on any Company electronic communication system or device. Within twenty-four (24) hours of the Termination Date, Executive will promptly remove from any social media accounts Executive maintains reference to purport that employment with the Company is current.

11.	Reasonableness and Enforcement.

a. Executive agrees that the restrictive provisions in this Agreement are necessary for the reasonable and proper protection of the Company and its trade secrets and Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by the restraints. Executive acknowledges that each of the covenants has a unique, very substantial and immeasurable value to the Company and that Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. Executive hereby covenants that Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Agreement.

b. Executive acknowledges that a breach of her restrictive covenants contained in this Agreement may cause irreparable damage to the Company, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate. Accordingly, if Executive breaches or threatens to breach any of the covenants contained in this Agreement, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to injunctive relief to prevent the breach or any threatened breach thereof without bond or other security or a showing that monetary damages will not provide an adequate remedy. Executive will reimburse the Company for all costs (including, without limitation, reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Agreement if the Company prevails on any matter in such dispute. Executive acknowledges and agrees that the restrictive covenants set forth in this Agreement are independent covenants and shall be in addition to, and shall not supersede or be deemed to be in lieu of, any restrictive covenants set forth in any other agreement between Executive and the Company. Without limiting the remaining provisions of this Agreement, the “Company” shall include the respective predecessors and successors of each member of the Company, including, without limitation, a successor subsidiary or division in connection with a divestiture or sale event.

12.       Notification. If at any time during the eighteen (18) month period immediately following the date of Executive’s termination of employment and service, Executive accepts new employment or becomes affiliated with a third party (regardless of whether such employment or affiliation is with a business engaged in a Restricted Business), Executive shall immediately notify the Company in writing of the identity and business of the new employer or affiliation. Without limiting the foregoing, Executive’s obligation to give notice under this Section shall apply to any business ventures in which Executive proposes to engage, even if not with a third-party employer (including, without limitation, a joint venture, partnership or sole proprietorship). Executive hereby consents to the Company notifying any such new employer or business venture of the terms of the covenants in this Agreement.

13.       Advice of Counsel. By this Agreement, the Company has advised Executive to consult with an attorney of Executive’s choice, at Executive’s expense, before signing this Agreement.

14.       Consideration Period. Executive has a period of twenty-one (21) days, which is until September 13, 2017, to consider the terms of this Agreement and to decide whether to accept and sign it. Executive may return this Agreement before the end of the twenty-one (21) day period but is not required to do so. In signing this Agreement, Executive acknowledges that she has carefully read this Agreement, understands it, and is entering it knowingly and voluntarily, which means no one is forcing or pressuring Executive to sign it. Executive has not relied upon any representations or statements about the subject matter of this Agreement that are not set forth in this Agreement. No changes to this Agreement, whether material or immaterial, will re-start the twenty-one (21) day consideration period.

15.       Revocation Period. Executive may revoke this Agreement within seven (7) calendar days after signing it. The Agreement shall not become effective or enforceable until this revocation period has expired without Executive’s revocation. The payment of consideration described in Section 3 hereof will not begin until after the time to revoke has expired and no revocation has occurred. If Executive revokes this Agreement during the seven (7) day revocation period, the Agreement will not be effective or enforceable and Executive will not receive the consideration set forth in Section 3 hereof.

To be effective, a revocation must be in writing and both postmarked and addressed to Jeffrey L. Rutherford, Interim President and Chief Executive Officer, Edgewater Technology, Inc., 200 Harvard Mill Square, Suite 210, Wakefield, MA 01880 or hand-delivered to Jeffrey L. Rutherford, Interim

President and Chief Executive Officer, at the address indicated above within seven (7) calendar days after Executive signed this Agreement. If revocation is made by mail, mailing by certified mail return receipt requested is recommended to show proof of mailing.

16.	Code Section 409A.

a. This Agreement is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and will be interpreted accordingly. Any provision that would cause this Agreement or any payment hereof to fail to satisfy Section 409A of the Code shall have no force or effect until amended to the minimum extent required to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

b. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment shall be made unless and until Executive incurs a “separation from service”, within the meaning of Section 409A.

c. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Code Section 409A (after taking into account all exclusions applicable to such payments or benefits under Section 409A), any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement (including each installment payment) shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

d. Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

17.       Code Section 280G. In the event that any payment that is either received by Executive or paid by the Company on Executive’s behalf or any property, or any other benefit provided to Executive under this Agreement or under any other plan, arrangement or agreement with the Company or any other person whose payments or benefits are treated as contingent on a change of ownership or control of the Company (or in the ownership of a substantial portion of the assets of the Company) or any person affiliated with the Company or such person (collectively the “Company Payments”), would be (as determined by the Company) subject to the tax imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) (the “Excise Tax”), then Executive will be entitled to receive a portion of the Company Payments having a value equal to $1 less than three (3) times the Executive’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code). Any reduction of the Company Payments pursuant to the foregoing shall occur in the following order: (a) any cash severance payable by reference to the Executive’s base salary or annual bonus; (b) any other cash amount payable to the Executive; (iii) any benefit valued as a “parachute payment;” and (c) acceleration of vesting of any equity award.

18.       Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding the subject matter of this Agreement. No other agreements or representation, whether oral or written, exist modifying this Agreement. This Agreement can only be modified by a written document signed by the parties that specifically refers to and expressly changes this Agreement.

19.       Non-admission of Liability. This Agreement shall not be used or construed as an admission of liability or wrongdoing by either Company or Executive. The Company denies that it acted unlawfully, tortuously, or in violation of any employment contract toward Executive.

20.       Modification and Severability. In the event that any provision of this Agreement becomes, or is declared by a court of competent jurisdiction to be, illegal, unenforceable or void, such provision will be modified to render it enforceable to the fullest extent permitted by law. If the provision cannot be modified, this Agreement will continue in full force and effect without said provision, so long as the remaining provisions remain intelligible and continue to reflect the original intent of the parties.

21.       Amendment and Waiver. Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observation of any provision hereof may be waived (either generally or any particular instance and either retroactively or prospectively) only with the written consent of the Company. The failure of the Company to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, will not be construed thereafter as a waiver of any such terms or conditions.

22.       Applicable Law. The laws of the State of Florida shall govern all questions concerning the construction, validity, interpretation and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. Any dispute between the Parties arising out of this Agreement shall be brought exclusively in the state court of Florida with applicable jurisdiction, or the federal district court in Florida with applicable jurisdiction. The Parties affirmatively waive any objections to, and submit to, the jurisdiction of these courts and stipulate to their convenience for purposes of venue.

23.       Successors and Assigns. Executive may not assign or transfer to any other person, firm, corporation, limited liability company or other person or entity this Agreement or any of its rights or obligations hereunder. Subject to the foregoing, this Agreement is binding and shall take effect for the benefit of (i) the Company and its subsidiaries, and its and their respective directors, officers, agents, employees, agents, representatives, and successors in interest of the Company and any subsidiaries; and (ii) Executive and Executive’s heirs and permitted assigns.

24.       Headings and Counterparts. The headings contained in this Agreement are for reference purposes only and have no effect on the meaning or interpretation of any provision of this Agreement. This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same agreement. The execution of a counterpart of the signature page to this Agreement shall be deemed the execution of a counterpart of this Agreement. The delivery of this Agreement may be made by facsimile or portable document format (pdf), and such signatures shall be treated as original signatures for all applicable purposes.

Each of the Parties below has signed this Separation Agreement and General Release knowingly and voluntarily intending to be bound.

Edgewater Technology, Inc. By: /s/ Jeffrey L. Rutherford Jeffrey L. Rutherford, Interim President and Chief Executive Officer Date: September 22, 2017	/s/ Robin Ranzal-Knowles Robin Ranzal-Knowles Date: September 22, 2017